Exhibit d.10

FRONTEGRA TOTAL RETURN BOND FUND
FRONTEGRA OPPORTUNITY FUND
FRONTEGRA GROWTH FUND

AMENDMENT TO EXPENSE CAP/REIMBURSEMENT AGREEMENT

         This Amendment is dated as of October 26, 2001, and continues the Expense Cap/Reimbursement Agreement (the "Agreement") originally entered into as of February 26, 1999, and previously amended August 2, 1999, December 31, 1999 and October 27, 2000, between Frontegra Asset Management, Inc. and Frontegra Funds, Inc. on behalf of the Frontegra Total Return Bond, Opportunity and Growth Funds.

         WHEREAS, the Amendment dated October 27, 2000, provides that the Agreement shall terminate on December 31, 2001, unless extended by the mutual agreement of the parties, as provided for in an amendment to the Agreement;

         WHEREAS, the parties to the Agreement wish to extend the term of the Agreement, as amended, until December 31, 2002.

         NOW THEREFORE, the parties agree as follows:

         Pursuant to this Amendment, the Agreement, as amended, shall terminate on December 31, 2002, unless extended by the mutual agreement of the parties, as provided for in a subsequent amendment to the Agreement.

         All other provisions of the Agreement shall remain in full force and effect.

FRONTEGRA ASSET MANAGEMENT, INC.

By: /s/ William D. Forsyth, III William D. Forsyth, III Co-President

FRONTEGRA FUNDS, INC. on behalf of the Frontegra Total Return Bond, Frontegra Opportunity and Frontegra Growth Funds

By: /s/ Thomas J. Holmberg, Jr. Thomas J. Holmberg, Jr. Co-President